A PROFESSIONAL SERVICES FIRM

Certified Public Accountants | Business Consultants

dm-t

decoria • maichel • teague

7307 N. Division, Suite 222
Spokane, Washington 99208

# CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement No. 333-153328 on Form S-8 of Timberline Resources Corporation and Registration Statement Nos. 333-161318 and 333-162631 on Form S-3 of our report dated December 5, 2011, with respect to the consolidated balance sheets of Timberline Resources Corporation as of September 30, 2011 and 2010, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders' equity and cash flows for the years then ended, which report appears in the September 30, 2011 annual report on Form 10-K of Timberline Resources Corporation.

DeCoria, Maichel & Teague, P.S.

DeCoria, Maichel & Teague, P.S.
Spokane, Washington
December 5, 2011